EXHIBIT 11

                     FAIRFIELD COMMUNITIES, INC. AND SUBSIDIARIES
                           Computation of Earnings Per Share

                                                    Primary
                               ----------------------------------------------
                                 Three Months Ended       Nine Months Ended
                                     September 30,          September 30,
                                 ------------------       -----------------
                                  1994          1993       1994        1993
                                  ----          ----       ----        ----
Weighted average shares:
  Shares outstanding           12,359,037   11,861,559  12,233,974  11,861,559
  Shares issued to wholly owned
   subsidiaries                  (160,001)  (2,395,295)   (160,001) (2,395,295)
  Treasury stock               (2,235,294)       -      (2,235,294)       -
  Estimated increase in shares
   outstanding due to allowed claims
   exceeding $85 million (1)      710,662    1,667,853     860,492   1,667,853
  Net effect of dilutive warrants
   based on the treasury
   stock method                   424,941        -         381,696       -
  Contingent issuance -
   Holders of FCI Notes (2)          -           -            -          -
                               ----------   ----------  ---------- ----------
Total weighted average shares
 outstanding                   11,099,345   11,134,117  11,080,867 11,134,117
                               ==========   ==========  ========== ==========
Net earnings                   $7,719,000   $2,379,000 $11,471,000 $5,787,000
                               ==========   ========== =========== ==========
Earnings per share                  $0.70        $0.21       $1.04      $0.52
                                    =====        =====       =====      =====

                                               Fully Diluted
                               ----------------------------------------------
                                  Three Months Ended     Nine Months Ended
                                     September 30,          September 30,
                                  ------------------     -----------------
                                   1994         1993     1994         1993
                                   ----         ----     ----         ----
Weighted average shares:
  Shares outstanding          12,359,037   11,861,559  12,233,974  11,861,559
  Shares issued to wholly owned
   subsidiaries                 (160,001)  (2,395,295)   (160,001) (2,395,295)
  Treasury stock              (2,235,294)        -     (2,235,294)       -
  Estimated increase in shares
   outstanding due to allowed
   claims exceeding $85
   million (1)                   710,662    1,667,853     860,492   1,667,853
  Net effect of dilutive warrants
   based on the treasury stock
   method                        424,941         -        416,000        -
  Contingent issuance -
   Holders of FCI Notes (2)      588,235      588,235     588,235     588,235
                              ----------   ----------  ----------  ----------
Total weighted average shares
 outstanding                  11,687,580   11,722,352  11,703,406  11,722,352
                              ==========   ==========  ==========  ==========
Net earnings                  $7,719,000   $2,379,000 $11,471,000  $5,787,000
                              ==========   ========== ===========  ==========
Earnings per share                 $0.66        $0.20       $0.98       $0.49
                                   =====        =====       =====       =====

(1) In accordance with the terms of the Seventh Amended and Restated Joint Plans of Reorganization (the "Plans"), the number of shares to be issued to unsecured claim holders will increase if the amount of the allowed unsecured claims exceeds $85 million. The number of shares issued will be increased to a number equal to 10,000,000 multiplied by the quotient of the total amount of the allowed unsecured claims divided by $85 million. For purposes of the earnings per share computation, the estimated amount of allowed claims, exclusive of the contingent issuance for the holders of the FCI Notes, totaled $111.1 million as of September 30, 1994.

(2) In accordance with the terms of the Plans, Fairfield has reserved, but not issued, 588,235 shares of Common Stock for the benefit of the holders of the FCI Notes in the event the proceeds from the sale of the collateral securing the FCI Notes, or the value of any such collateral not sold, is not sufficient to repay the FCI Notes.